Exhibit 10.33

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is being executed by and between Joseph Cummiskey (“Mr. Cummiskey”) and Chesapeake Utilities Corporation (“Chesapeake” or the “Company”), (collectively, the “Parties”).

A. Mr. Cummiskey is currently employed by Chesapeake as its Vice President of Unregulated Energy Operations.

B. Mr. Cummiskey has tendered his resignation as an officer of Chesapeake and the Parties desire to set forth the terms of his separation from employment with Chesapeake, effective February 24, 2012.

NOW, THEREFORE, in consideration of the terms and conditions contained herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1. Termination of Employment; Employment Agreement. Mr. Cummiskey’s employment is governed by an employment agreement dated December 31, 2009 (“Employment Agreement”). All terms and conditions of the Employment Agreement remain in force and are supplemented by the terms of this Agreement. Specifically, Mr. Cummiskey acknowledges that he is and will remain bound by the terms of the Employment Agreement that survive its termination, including but not limited to the Covenants in Section 9, and that the same remain in full force and effect and survive the termination of his employment with the Company. Mr. Cummiskey’s termination of employment shall be effective as of close of business on February 24, 2012 (“Date of Termination”). This date is Mr. Cummiskey’s last day of active full-time employment. By signing below, Mr. Cummiskey acknowledges his resignation from all positions with the Company and its affiliates effective on the Date of Termination.

2. Release by Mr. Cummiskey.

In exchange for the gross sum of $181,500 to be distributed as set forth below, transfer to Mr. Cummiskey of free and clear title to the Company-owned automobile currently in Mr. Cummiskey’s possession, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Mr. Cummiskey does hereby release and forever discharge Chesapeake, its subsidiaries, divisions, affiliated companies, predecessors, successors and assigns, as well as the shareholders, directors, officers, administrators, agents, and current and former employees of all of the foregoing, personally and in their respective capacities, and any other person or entity representing or succeeding to any such person or entity (collectively referred to hereafter as “Chesapeake”), from any and all claims, demands, rights, charges, actions, interests, debts, liabilities, lost compensation, lost benefits, damages, costs, interest, attorneys’ fees, and expenses, or causes of action of whatever type or nature, whether legal or equitable, whether in tort or in contract, whether known or unknown to him which Mr. Cummiskey may now have against Chesapeake, either individually, jointly, or severally, based upon acts which have occurred from the beginning of time to the date of this Agreement.

This release includes, but is not limited to, any and all claims, demands, or causes of action arising out of, either directly or indirectly, Mr. Cummiskey’s employment or separation from employment with Chesapeake. This release further includes a release of any rights or causes of action Mr. Cummiskey may have under Delaware statutory and common law, including any claim for or right to interest, attorneys’ fees, costs and expenses thereunder. This release does not, however, relinquish Mr. Cummiskey’s right to receive any accrued but as yet unpaid salary, vacation pay, reimbursement for properly documented and incurred business expenses, or other amounts vested, due and owing under Company benefit plans.

The S181,500 gross payment shall be made as follows: within five business days of the Date of Termination, a gross payment in the amount of $91,500 shall be made to Mr. Cummiskey, with nine additional payments in the amount of $10,000 each, payable on the first business day coincident with or next following the first day of eaeh calendar month from April through December, 2012. All such payments shall be subject to normal withholding for income and employment taxes. In addition, Mr. Cummiskey agrees that whether or not he is entitled to any payments under the terms of the Cash Bonus Incentive Plan for fiscal year 2011 and his Performance Share Agreement for the period from January 1, 2009 through December 31, 2011 under the Performance Incentive Plan, is within the sole discretion of the Compensation Committee of the Company’s Board of Directors, which may, in its sole discretion, reduce or eliminate such awards in their entirety. In addition to the gross cash payment set forth above, the Company will also provide Mr. Cummiskey with reasonable outplacement services for a period of time not exceeding six months from the Date of Termination.

3. Final Compromise; No Admissions. This Agreement is entered into by the Parties for the purpose of compromising and settling all matters between and among them. This Agreement does not constitute, and shall not be construed as, an admission by any Party of the truth or validity of any claims or counterclaims asserted or contentions advanced by any other party.

4. Written Affirmation of No Present Violation. Mr. Cummiskey hereby certifies and warrants that he is not presently aware of any unreported violation of Chesapeake’s Business Code of Ethics and Conduct or other Company policy and that he is not presently aware of any work-related injury not properly disclosed to the Company.

5. Enforcement. Mr. Cummiskey acknowledges and agrees that the payments to be made under Section 2 of this Agreement are contingent upon his continuing compliance with the terms of this Agreement and the covenants under his Employment Agreement. In the event of any violation by Mr. Cummiskey of his obligations under this Agreement or the Employment Agreement, the Company shall have the right to cease all future payments to Mr. Cummiskey in its sole discretion. Notwithstanding the foregoing, this right to terminate the payments due hereunder shall in no event be the Company’s exclusive remedy with respect to its rights to enforce the terms of this Agreement and the Employment Agreement.

6. Employment Verification. Chesapeake agrees that if contacted by potential employers of Mr. Cummiskey, Chesapeake will provide confirmation of Mr. Cummiskey’s dates of employment, position, and, with Mr. Cummiskey’s signed consent, will also verify his salary.

7. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the state of Delaware.

8. Integration Clause. This Agreement contains the entire agreement of the Parties with regard to the matters set forth in it and shall be binding upon and inure to the benefit of the Parties hereto, jointly and severally, and the executors, administrators, personal representatives, heirs, assigns, and successors of each. The Parties recognize that this Agreement supersedes any and all prior negotiations, representations, or agreements, whether oral or written, with the sole exception of those provisions of the Employment Agreement that survive its termination.

9. Cooperation of Parties. All Parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force and effect to the basic terms and intent of this Agreement, and which are not inconsistent with its terms.

10. Severability, Changes to Agreement, and Execution. If any provision of this Agreement is for any reason invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision and this Agreement shall, in that event, be construed as if the invalid or unenforceable provision had never been contained herein. This Agreement may be modified only by a written instrument signed by all the Parties hereto. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which constitute one and the same Agreement. Facsimile and electronic transmissions of this Agreement shall be deemed originals.

11. Voluntary Execution. Mr. Cummiskey acknowledges that the provisions of this Agreement have been explained to him, that he understands the rights he is releasing and waiving by executing this Agreement, and that Mr. Cummiskey has been advised in writing to consult with him attorney prior to executing this Agreement. Mr. Cummiskey acknowledges that this Agreement has been voluntarily entered into by him and shall be binding on his guardians, heirs, assigns, executors, administrators, and other personal representatives. The undersigned have executed this Agreement consisting of three (3) pages, effective on the dates set forth below.

MR. CUMMISKEY ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, DISCUSSED IT WITH HIS COUNSEL, IF ANY, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT.

/s/ Joseph Cummiskey Joseph Cummiskey	2/25/2012 Date

THE ENTITY SHOWN BELOW ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT, DISCUSSED IT WITH ITS COUNSEL, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO THIS AGREEMENT.

Chesapeake Utilities Corporation

By:	/s/ Michael P. McMasters	2/25/2012
Its:	President and CEO	Date

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